Exhibit 16.1

March 10, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 10, 2014, of Allscripts Healthcare Solutions, Inc. and are in agreement with the statements contained in the second, third, fourth, and fifth paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Chicago, Illinois